Exhibit 99.1

News Release

SuperGen Stockholders Approve Stock Issuance In Connection with the Proposed Acquisition of Astex Therapeutics Limited

DUBLIN, Calif., June 16, 2011 — SuperGen, Inc. (NASDAQ: SUPG), a pharmaceutical company dedicated to the discovery and development of novel cancer therapies, announced that stockholders have approved the issuance of shares to be issued in connection with the proposed acquisition of Astex Therapeutics Limited (“Astex”), a privately held, U.K.-based biotechnology company developing targeted therapies. The proposal to approve the share issuances in connection with the proposed acquisition of Astex passed by those voting either in person or by proxy at SuperGen’s annual meeting of stockholders on June 16, 2011. On June 13, 2011, the shareholders of Astex voted to approve the transaction.

“We are very pleased that voting stockholders voted more than 90% of their shares in favor of this transformational transaction,” said James S. J. Manuso, chairman, president and chief executive officer of SuperGen.  “With this stockholder approval, we have taken a concrete step towards closing a transaction that we believe will create one of the world’s foremost oncology discovery and development companies.”

Pursuant to the terms of the agreement between the two companies, SuperGen will purchase all of the outstanding shares of Astex, paying Astex security holders $25 million in cash, plus shares in SuperGen common stock representing 35 percent of the total post closing shares outstanding.  Subsequently, SuperGen will pay deferred consideration in the amount of $30 million in either stock or cash, at the discretion of the combined entity, over a period of 30 months. Additionally, SuperGen will assume all of the currently outstanding stock options of Astex.

The transaction is expected to close in July 2011, subject to satisfaction of customary closing conditions. After the close of the transaction, the combined entity, to be named Astex Pharmaceuticals, Inc., is expected to be listed on NASDAQ under the symbol ASTX.

If the transaction is completed, Astex Pharmaceuticals, Inc. will be headquartered in Dublin, California. Under the new management structure, James S.J. Manuso would serve as chairman and chief executive officer of Astex Pharmaceuticals, Inc. Harren Jhoti, chief executive officer of Astex, would become president and a member of the Board of Directors of the combined entity. The Board of Directors of Astex Pharmaceuticals, Inc. would also include Peter Fellner as vice chairman, Walter J. Lack as lead director, Charles J. Casamento, Thomas V. Girardi, Allan R. Goldberg, Timothy Haines, and Ismail Kola. Martin Buckland, chief business officer for Astex would continue in that role for the combined entity. Mohammad Azab would remain as chief medical officer and Michael Molkentin would remain as chief financial officer and corporate secretary of the combined entity.

Management expects that Astex Pharmaceuticals, Inc. will become recognized as a global leader in innovative oncology drug discovery, development and commercialization, with an estimated cash and cash equivalents position of more than $120 million post deal closure. The company plans to leverage its royalty revenue stream from Dacogen® (decitabine) for Injection, marketed in North America by Eisai and in the rest of the world by Johnson & Johnson. The combined company’s clinical pipeline will include seven drugs in development - four of which are currently in or entering into Phase II clinical trials and three of which are currently partnered with large pharmaceutical companies.

Astex Pharmaceuticals is expected to begin operations with:

•                  Top-tier partnerships with GlaxoSmithKline, Eisai, Johnson & Johnson, Novartis, and AstraZeneca

•                  Nearly $2 billion in potential future milestone revenues, plus royalties on approved products

•                  An industry leading drug discovery platform to sustain future value creation

•                  Integrated operations based in two of the world’s leading biotech clusters, in the United States and the United Kingdom.

Further information about this transaction is available at http://www.astex-supergen.com, or in the investor relations section of the SuperGen website at http://www.supergen.com.

About SuperGen

SuperGen is a pharmaceutical company dedicated to the discovery and development of novel cancer therapeutics in epigenetic and cell signaling modulation. The Company develops products through biochemical and clinical proof of concept to partner for further development and commercialization.  SuperGen developed Dacogen and receives significant royalties on global sales.

On April 6, 2011, SuperGen entered into a definitive merger agreement to acquire Astex Therapeutics Limited, a UK based biotechnology company. The transaction is subject to customary regulatory and legal approvals and is targeted to close during July 2011.

For more information about SuperGen, please visit http://www.supergen.com.

Contacts:

Timothy L. Enns	Susanna Chau
SuperGen, Inc.	SuperGen, Inc.
Senior Vice President Corporate Communications & Business Dev. Tel: (925) 560-2810 E-mail: tenns@supergen.com	Manager Investor Relations Tel: (925) 560-2845 E-mail: schau@supergen.com

Alan Roemer The Trout Group Senior Vice President Tel: (646) 378-2945 E-mail: aroemer@troutgroup.com	Michael Ares Fleishman-Hillard Senior Vice President Tel: (404) 739-0133 michael.ares@fleishman.com

Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to, statements regarding the combined entity’s cash projections, ability to meet drug development milestones, have successful research and development capabilities, maintain strong partnerships with large pharmaceutical companies, maintain revenue streams from Dacogen, successfully integrate the development, research and financial operations of two organizations in two overseas locations, and the expected closing of the proposed Transaction.  These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed Transaction, satisfaction of closing conditions precedent to the consummation of the proposed Transaction, and such other risks as identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the Company’s most recent Quarterly Reports on Form 10-Q, each as filed with the SEC, which contain and identify important factors that could cause the actual results to differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statement contained in this press release.